Exhibit 10.15

AMENDMENT TO

PLAYTIKA HOLDING CORP.

2021-2024 RETENTION PLAN AGREEMENTS

This AMENDMENT TO PLAYTIKA HOLDING CORP. 2021-2024 RETENTION PLAN AGREEMENTS (this “Amendment”) is made and entered into effective as of June 26, 2020, by and between Playtika Holding Corp. (the “Company”) and U.S. Executives (“Executive”).

RECITALS

WHEREAS, Executive and the Company previously entered into that certain Appreciation Unit Award Agreement, dated as of August 14, 2019 (the “Appreciation Award Agreement”), and that certain Retention Award Agreement, dated as of August 14, 2019 (the “Retention Award Agreement” and together with the Appreciation Award Agreement, the “Award Agreements”); and

WHEREAS, the Company and Executive wish to enter into this Amendment to modify certain terms of the Award Agreements.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

AGREEMENT

1. Amendment to Section 4. Section 4 of the Award Agreements is hereby deleted and replaced in its entirety as follows:

“4. Certain Payments by the Company.

(a) Gross-Up Payment. Notwithstanding any other provision of any other plan, arrangement or agreement to the contrary, including, without limitation, the Plan, subject only to Section 4(b)(i) below, if it shall be determined that any Payment (as defined below) will be subject to the Excise Tax (as defined below), then you shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable with respect to any Gross-Up Eligible Payment (as defined below) by you plus an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state, local or foreign income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Gross-Up Eligible Payment itself, you retain an amount of the Gross-Up Payment such that you are in the same after-tax position with respect to the Gross-Up Eligible Payment as if the Excise Tax had not been imposed. For purposes of determining the amount of the Gross-Up Payment (and the amount of the Gross-Up Eligible Payment that is an “excess parachute payment” within the meaning of Q&A 38 of Treasury Regulation Section 1.280G-1 and therefore determining what portion of the Gross-Up Eligible Payment is subject to the Excise Tax), notwithstanding anything to the contrary contained in Section 280G of the Code, your “base amount” (within the meaning of Section 280G of the Code) first shall be allocated to any Payments to you that are not Gross-Up Eligible Payments (and not otherwise eligible for a tax gross-up under any other agreement between you and the Company or any Parent, Subsidiary or an affiliate thereof) (the “Non-Gross-Up Eligible Payments”) and, only after the exhaustion of such Non-Gross-Up Eligible Payments shall any portion of your base amount be allocated to the Gross-Up Eligible Payment. This analysis in the preceding sentence shall be recalculated each time a Payment becomes determinable.

(b) Determinations.

(i) Prior to the occurrence of any Change in Control, the Company’s independent accounting firm retained by the Company (the “Accounting Firm”) shall determine whether or not, a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code. The Accounting Firm will provide written notice to you and the Company of such determination and any such determination by the Accounting Firm shall be binding upon the Company and you. If the determination by the Accounting Firm is that a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code, the Company shall solicit such approval in a manner that complies with Q&A 7 of Section 280G of the Code, and the remainder of Section 4 of this Agreement shall no longer apply, and you will not be entitled to any Gross-Up Payment. If the determination by the Accounting Firm is that a shareholder vote exemption is not available under Q&A 6 of Section 280G of the Code, the remainder of Section 4 of this Agreement shall continue to apply, and you shall be entitled to the Gross-Up Payment in accordance with this Section 4. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(ii) Subject to the provisions of Section 4(b)(i) above and Section 4(c) below, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4(c) below and you are thereafter required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

(c) Claims by Taxing Authority. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on your behalf and direct you to sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for any of your taxable years with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refunds. If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to Section 4(c) above, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 4(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 4(c) above, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to you within ten (10) days of the receipt of the Accounting Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of your taxable year following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Gross-Up Eligible Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.

(f) Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Gross-Up Eligible Payment” shall mean any Payment paid or payable pursuant to this Award or the Plan.

(iii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to the Plan or this Agreement or otherwise.”

2. Status of Agreement. Except to the limited extent expressly amended hereby, each Award Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment. Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in each Award Agreement.

3. Duplicate Counterparts; Facsimile. This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement. Facsimile signatures or signatures sent via electronic mail shall be as effective as original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date(s) set forth below.

PLAYTIKA HOLDING CORP.

Dated:	By:
		Name:	[_______]
		Title:	[_______]

EXECUTIVE
Dated:
U.S. Executives

[Signature Page to Amendment to

Playtika Holding Corp. 2021-2024 Retention Plan Award Agreements]